TO OUR STOCKHOLDERS:

We are pleased to report the 2004 financial results for Consolidated Bank and Trust Company (“Consolidated” or “CB&T”), which simultaneously represents my first full fiscal year as the President and CEO. This past year was both very challenging and extremely rewarding. During this period, we made significant progress in reducing our operating losses, as well as in strengthening our lending and general business practices. The 2004 financial results show tremendous improvement over 2003. Although we experienced yet another unprofitable year, our losses declined significantly and were in line with our projections. Net losses were ($334,314) in 2004 versus ($1,365,058) in 2003, a 75.5% reduction and more than a $1 million improvement. We are very encouraged with this trend.

This past year, we also expended a great deal of time, resources, and effort in addressing Consolidated’s capital and regulatory concerns. As a result, we were successful in securing an excellent potential future partner for CB&T. On February 10, 2005, Consolidated announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp (“Abigail Adams”). Consolidated Bank shareholders will receive .534 shares of Abigail Adams (AANB-listed on NASDAQ) common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Moreover, Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of CB&T’s Written Agreements with its regulators.

Abigail Adams is a well capitalized financial institution. Our proposed merger will allow CB&T to expand our product offerings to new and existing customers in our markets. Abigail Adams’ original charter was to provide banking resources to women and minority owned businesses. Our mission, purpose, and visions are complementary. Our combined enterprise will create a franchise that stretches from Washington, DC through Hampton, VA. We remain committed to the shared vision of providing financial services to a wide-ranging customer base, particularly those led by women and minorities, including small to medium-sized businesses, non-profits and other organizations as well as to individuals. We look forward to providing you with additional information on the proposed merger transaction.

We also sincerely thank our dedicated customers, employees, and stockholders for their steadfast support and loyalty to Consolidated Bank and Trust Company over the years and especially during 2004. I personally thank each and every one of you for your warm welcome, encouragement, and support of my leadership. We look forward to introducing new products and services to the patrons of Consolidated Bank. As always, we welcome your comments and suggestions at anytime, as we continue our dedication in serving our community.

Kim D. Saunders,

President and CEO

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this discussion is to provide the reader with an understanding of the financial condition of Consolidated Bank and Trust Company, (“the Bank”), as of December 31, 2004 and the results of its operations for the year then ended. This discussion should be read in conjunction with other information contained in this Annual Report and information in the Bank’s Form 10-KSB. The form 10-KSB will be filed with the Board of Governors of the Federal Reserve System, and will be available to stockholders upon written request to the Bank.

FINANCIAL CONDITION

Going Concern

The Bank’s financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. Success in the acquisition of additional capital and other factors mentioned throughout this report will determine the Bank’s ability to continue as a going concern. Factors affecting the Bank’s financial condition are discussed below:

Since 1999 and through 2004, the Bank incurred recurring operating losses due to increased provisions for loan losses, declining net interest margins and continued high general and administrative expenses substantially above industry averages.

The financial statements have been prepared assuming the Bank will continue as a going concern. The Bank incurred losses of $334,314 during the year 2004 as compared to $1,365,058 during the year 2003.

The Bank is operating under a capital restoration directive issued June 12, 2002 from the Federal Reserve Bank of Richmond. During the year ended December 31, 2004, a new investor has invested approximately $150,000 in new capital. In 2004, the Bank closed the Operations Center, its Newport News Office and consolidated its operations into the Main Office in Richmond The staff size was reduced from 55 to 32 full-time equivalent employees during 2004, through downsizing and attrition. The sale of one closed branch office occurred in the third quarter of 2003 and a second branch office was sold in February 2004.

The Bank’s independent auditors have included a paragraph emphasizing “going concern” in their report on our 2004 and 2003 financial statements. These financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Bank be unable to continue as a going concern.

Subsequent Event

On February 10, 2005, the Bank announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp. Consolidated Bank shareholders will receive .534 shares of Abigail Adams Bancorp common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of the Written Agreement.

Critical Accounting Estimates and Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently result in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

A detailed explanation of the accounting policies can be found in Note 1 to the audited financial statements. In addition, Note 14 discusses the fact that the financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Bank be unable to continue as a going concern.

ASSETS

December 31,	2004	2003
Total assets	$70,068,962	$87,243,951
Average assets	78,084,629	96,705,455

Total assets decreased to $70,068,962 at December 31, 2004 from $87,243,951 in 2003 reflecting a decrease of $17,174,989 or 19.7%. The change resulted from a decrease in loans and deposits, as discussed below. Average total assets decreased $18,620,826, or 19.3%, in 2004.

LOANS

December 31,	2004	2003
Total gross loans	$42,104,535	$41,366,542
Average gross loans	40,802,216	42,463,690
Allowance for loan losses	1,348,155	1,278,669
Charge-offs, net of recoveries	(69,486)	157,626

Loan balances showed an increase during 2004 and at year-end the gross loan portfolio had increased to $42,104,535 or an increase of 1.8% over 2003.

In the fourth quarter of 2002 the Bank completed a sale of its credit card portfolio of approximately $1.0 million. The purchaser withheld approximately $127,000 of the proceeds to protect against future losses during the subsequent two years. In addition, the Bank guaranteed approximately $206,000 of the credit card portfolio that was sold resulting in a collateralized borrowing for that amount. This guarantee has been adjusted to approximately $40,546 as of December 31, 2004 as a direct result of principal pay downs of the guaranteed portfolio.

Allowance for Loan Losses

The Bank records provisions for loan losses in amounts necessary to maintain the allowance for loan losses at the level deemed appropriate. An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based upon evaluations of the collectibility of loans and prior loan loss experience. The allowance is based on careful, continuous review and evaluation of the loan portfolio and ongoing, quarterly assessments of the probable losses inherent in the loan portfolio, and, to a lesser extent, unused commitments to provide financing. The Bank employs a systematic methodology for assessing the appropriateness of the allowance, which includes determination of specific allowances and a formula allowance. Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss may be incurred in an amount different from the amount determined by application of the formula allowance. The formula allowance is calculated by applying loss factors to corresponding categories of outstanding loans and leases, excluding loans for which specific allocations have been made. Allowances are established for credits that do not have specific allowances according to the application of these credit loss factors to groups of loans based upon (a) their credit risk grading, for loans categorized as substandard or doubtful either by the Bank in its ongoing reviews or by bank examiners in their periodic examinations, or (b) by type of loans, for other credits without specific allocations credits. These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade or category of loans, based primarily on the credit risk factors employed by bank examiners at their most recent periodic examination of the Bank. Bank examinations usually occur each year. In these examinations, the bank examiners review the loan portfolio, establish credit risk ratings for loans, identify charge offs, and perform their own calculation of the allowance for loan losses.

The use of these credit risk factors based primarily upon periodic examinations is intended to provide a self-correcting mechanism to reduce differences between estimated and actual observed losses. Management adjusts the credit risk factors from time to time, however, based upon current conditions, which may include the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrowers’ ability to pay. Management also may establish an unallocated allowance based upon its evaluation of various conditions that are not directly measured in the formula and specific allowances. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, as noted above, bank examiners, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. During 2004, there were no changes in the Bank’s methodology for assessing the appropriateness of the allowance. Management determined that the appropriate allowance for loan losses at December 31, 2004 was approximately $1,348,000 (3.2% of total loans), an increase of approximately $69,000 from the allowance of approximately $1,279,000 (3.1% of total loans) at December 31, 2003. In 2004, recoveries exceeded charge-offs by$ 69,000. Annual net charge offs were 0.37% of average loans in 2003. Total non-performing loans at December 31, 2004 were $1,528,000, up $902,000 (144%) from year-end 2003.

At December 31, 2004 and 2003, one-to-four family residential and home equity loans, which generally are assigned the lowest credit risk factors, comprised 22.4% and 24.8% respectively of the portfolio, while commercial business loans, which generally are assigned higher risk factors, comprise 74.2% of the portfolio, compared to 65.6% at December 31, 2003. The provision for loan losses required for 2004 was $-0-, down $170,295, from 2003.

A summary of activity in the allowance is shown below:

(Dollars in thousands)	2004	2003
Balance at beginning of period	$1,279	$1,266

Loans charged off:
Residential real estate mortgage loans	—	7
Commercial	57	466
Consumer	210	169

Total charge offs	267	642

Recoveries:
Residential real estate mortgage loans	19	—
Commercial	246	371
Consumer	71	114

Total recoveries	336	485

Net loans charged off	(69)	157
Provision for loan losses	—	170

Balance at end of period	$1,348	$1,279

Net charge offs to average loans outstanding during the period	-0.17%	0.37%
Allowance for loan losses to loans	3.20%	3.09
Allowance for loan losses to nonperforming loans	88.28%	204.31%

The following table presents a two year history of the allocation of the allowance for loan losses, reflecting the methodology described above, along with the percentage or total loans in each category. The increase in the allowance for 2004 was the result of recoveries exceeding charge-offs in 2004

	2004		2003
(Dollars in thousands)	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
Unimpaired Loans
Real Estate loans	$7	22.44%	$8	24.84%
Commercial business loans	381	74.17%	333	65.59
Consumer loans	18	3.39%	37	9.57
Credit Cards/Revolving Credit	17		18

Total Unimpaired Loan Loss Allocation	423		396

Specific reserves for impaired loans	121		413
Unallocated reserves	804		470

Total Reserve for Loan Losses	$1,348	100.00%	$1,279	100.00%

Nonperforming Assets

Management reviews and identifies all loans and investments that require designation as nonperforming assets. Nonperforming assets are: loans accounted for on a nonaccrual basis, loans past due by 90 days or more but still accruing, troubled debt restructurings; and other real estate (assets acquired in settlement of loans). The following tables set forth certain information with respect to nonperforming assets at December 31:

(Dollars in thousands)

December 31,	2004	2003
Nonaccrual loans	$1,527	$609
Loans 90 days or more past due	1	17
Restructured loans	—	—

Total Nonperforming Loans (1)	1,528	626

Other real estate owned, net	122	144
Total Nonperforming Assets	1,650	770
Nonperforming loans to total loans	3.63%	1.51%
Nonperforming assets to total assets	2.34%	0.88%

(1)	Performing loans considered potential problem loans, as defined and identified by management, amounted to $563,000 at December 31, 2004. Although these are loans where known information about the borrowers’ possible credit problems causes management to have doubts as to the borrowers’ ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans consist only of “other loans especially mentioned” and do not, in management’s opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or represent material credits where known information about the borrowers’ possible credit problems causes management to have doubts as to the borrowers’ ability to comply with the loan repayment terms.

SECURITIES

December 31,	2004	2003
Held-to-maturity securities	$—	$—
Available-for-sale securities	18,105,024	31,608,573

Total securities	$18,105,024	$31,608,573

The securities portfolio is comprised entirely of investment quality securities. At December 31, 2004 the portfolio showed a 42.7% decrease from December 31, 2003. This decrease resulted from using funds from maturing, called, and sold securities to fund loan growth and deposit outflows.

The composition of the portfolio remained unchanged during the year with available-for-sale securities totaling 100.0% of the total portfolio at year end 2004 and 2003. The Bank continues to maintain a high level of liquidity as requested by the regulators and in the face of the uncertainty created by anticipated adverse publicity relating to the Bank’s operating losses and capital restoration efforts.

DEPOSITS

	2004		2003
December 31,	Balance	% of Total Deposits	Balance	% of Total Deposits
Demand deposits	$16,045,749	24.1%	$18,556,442	22.5%
NOW and money market deposits	17,245,126	26.0%	20,038,054	24.3%
Savings deposits	14,788,489	22.3%	16,817,328	20.4%
Time certificates, $100,000 or more	1,425,895	2.1%	6,748,873	8.2%
Other time deposits	16,973,386	25.5%	20,234,651	24.6%

Total deposits	$66,478,645	100.0%	$82,395,348	100.0%

Non-interest bearing deposits	16,045,749	24.1%	18,623,744	22.6%
Interest-bearing deposits	50,432,896	75.9%	63,771,604	77.4%

Total deposits	$66,478,645	100.0%	$82,395,348	100.0%

Total deposits decreased $15,916,703 or 19.3% in 2004. Of this decrease in deposits in 2004, non-interest bearing deposits decreased approximately $2.6 million while interest-bearing deposits accounted for a decrease of approximately $13.4 million. During 2004, deposits were strategically requested to be temporarily withdrawn from the Bank to improve the Bank’s regulatory capital position

CAPITAL

December 31,	2004	2003
Total equity	$1,905,383	$2,231,848
Cash dividends declared	—	—

Stockholders’ equity at December 31, 2004 was $1,905,383, a decrease of $326,465 from $2,231,848 at December 31, 2003. The change in capital is a result of the operating loss for 2004, along with the change in unrealized loss on available-for-sale securities and the minimum pension liability, offset by the capital investment by a new investor. At December 31, 2004 and 2003, the regulatory capital to average assets ratio was 4.81% and 4.08%, respectively.

The Federal Reserve mandates minimum capital requirements for banks. Under this system, all balance sheet assets are assigned a certain risk category with a prescribed weight. Off balance sheet items, such as loan commitments and letters of credit, are also assigned a risk rating. The sum of the balance sheet and off balance sheet amounts multiplied by their respective risk weight factors must then meet a required minimum test. Tier 1 Capital is defined as stockholders’ equity minus certain intangible assets. Total Capital consists of Tier 1 Capital plus the allowance for loan losses. At December 31, 2004 the Bank met all minimum requirements. See Note 12 of the Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of the ability to provide funds for customers’ demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Bank primarily maintains vault cash reserves, balances at correspondent banks and federal funds sold in addition to funds provided from loan repayments and maturing securities. During 2004, the Bank was a continuous seller of federal funds averaging $7.8 million daily. Secondarily, the Bank manages its liquidity requirements through its investment portfolio.

Federal funds sold and debt securities with maturities of 12 months or less were $7.7 million at December 31, 2004, and $16.1 million at December 31, 2003. Unfunded loan commitments at December 31, 2004 and 2003 were $4.2 million and $7.2 million. It is expected that only $3.0 million will be funded during the coming year. The funding of the loans will reduce liquidity, but will not have a damaging effect on the overall liquidity of the Bank.

On July 29, 2002 the Bank filed the detailed Capital Restoration Plan (“The Plan”). Included in The Plan were financial projections for the next eighteen months together with a listing of nine potential investors who had been contacted to infuse additional capital. The Plan calls for $3,750,000 in new capital to be raised. This plan was approved by the Board of Governors of the Federal Reserve System on September 19, 2002. As of January 31, 2005, new capital investments in the amount of $529,000 were subscribed and purchased.

As part of this Plan, the Bank set forth certain short-term strategic targets to improve the Bank’s capital position and return the Bank to profitability. In addition to the infusion of new capital, management has taken measures to reduce operating costs and enhance profits. The Bank closed four unprofitable branches, its operations center, the mortgage department, and its credit card department. These closings and consolidations of some functions have resulted in substantial staff, occupancy and other related administrative expense reductions, allowing the bank to continue to reduce its operating losses.

The definitive agreement signed by the Bank in February with Abigail Adams National Bancorp (AANB) provides for AANB to provide sufficient capital to the Bank to meet the requirements of the Plan and return the Bank to a “well-capitalized” position.

CONTRACTUAL OBLIGATIONS

Payments due by period for the Bank’s contractual obligations (other than deposits liabilities with no stated maturity) at December 31, 2004 are presented below:

	Within One Year	After One But Within Three Years	After Three But Within Five Years	After Five Years	Total
Time Deposits	$13,903,404	$3,606,260	$889,617	$—	$18,399,281
Operating Lease obligations	79,000	118,500	—	—	197,500
Capital Lease obligations	113,119	226,238	160,171	—	499,528
Purchase obligations	—	—	—	—	—

Total contractual obligations	$14,095,523	$3,950,998	$1,049,788	$—	$19,096,309

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements of the Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Bank are primarily monetary in nature and changes in interest rates have a greater impact on the Bank’s performance than do the effects of inflation.

INTEREST RATE SENSITIVITY AND LIQUIDITY

The Bank attempts to enhance its performance by the control of the amount of interest rate risk assumed through its lending activities. Managing this risk involves regular monitoring of the Bank’s interest sensitive assets relative to its interest sensitive liabilities over various time intervals. The following table demonstrates the relationship between interest sensitive assets and interest sensitive liabilities at December 31, 2004.

(Dollars in thousands)	3 Months or Less	Over 3 Months Through 12 Months	Over 1 Year Through 3 Years	Over 3 Years Through 5 Years	Over 5 Years
Earnings Assets
Securities	$1,002	$3,489	$12,613	$1,001	$—
Loans (net)	11,953	2,130	8,929	11,341	6,226
Federal funds sold	3,232	—	—	—	—

Total Earning Assets	$16,187	$5,619	$21,542	$12,342	$6,226

Interest-Bearing Liabilities
NOW accounts	$11,666	$—	$—	$—	$—
Money market accounts	5,579	—	—	—	—
Savings	14,789	—	—	—	—
Time certificates	4,666	9,238	3,606	889	—
Capital Lease obligations	26	56	174	148	—

Total Interest-Bearing Liabilities	$36,726	$9,294	$3,780	$1,037	$—

INTEREST SENSITIVITY GAP

Asset Sensitive (Liability Sensitive)	$(20,539)	$(3,675)	$17,762	$11,305	$6,226

Cumulative Gap	$(20,539)	$(24,214)	$(6,452)	$4,853	$11,079

RESULTS OF OPERATIONS

For the Year Ended December 31, 2004

Net loss decreased $1,030,744 or 75.5% to a loss of $334,314 for the year ended December 31, 2004 from $1,365,058 for 2003. While net interest income declined $172,658 or 5.5% it was offset by a decrease in the loan loss provision of $170,295 and a decrease in noninterest expense of $1,161,668 or 22.0%.

Net interest income, the Bank’s primary source of income, was significantly lower as a result of lower levels of interest earning assets. The weighted average yield on all interest earning assets increased to 5.0% in 2004 compared to 4.7% in 2003. Partially offsetting this reduction in earning assets was a reduction in the weighted average rate paid on interest bearing liabilities, which decreased to 1.1% in 2004 from 1.5% in 2003. As a result of these factors, net interest income declined $172,658 to $2,991,074 in 2004 from $3,163,732 in 2003.

No provision for loan losses was recorded in 2004, as recoveries exceeded loan charge-offs and the total classified loans were reduced throughout 2004. For the year ended December 31, 2004, the provision for loan losses decreased to $ 0 from $170,295.

Noninterest income decreased $248,673 or 23.9% to $792,593 in 2004 from $1,041,266 in 2003. This decrease came as a result of a reduction in deposit levels in 2004 and the reduction in the sale of fixed assets from $154, 022 in 2003 compared to $79,660 in 2004.

Noninterest expenses decreased to $4,117,981 in 2004 from $5,279,649 in 2003, a decrease of $1,161,668 or 22.0%. All categories of noninterest expenses decreased as a result of restructuring which occurred in 2004. This restructuring included downsizing of staff and closures of a branch and other facilities.

NET INTEREST MARGIN

Net interest income is the difference between interest income and interest expenses and represents the Bank’s gross profit margin. The net interest margin represents net interest income divided by average earning assets. It reflects the average effective rate earned by the Bank on its earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both volume and mix of average earning assets and the liabilities that fund those assets.

The tables below show the net interest margin information for the years ended December 31, 2004 and 2003.

December 31, 2004

	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans	$40,802,216	$2,932,759	7.19%
Securities	23,549,026	581,277	2.47%
Federal funds sold	7,774,303	92,617	1.19%

Total earning assets	72,125,545	3,606,653	5.00%

LIABILITIES
Deposits
NOW	12,943,041	41,568	0.32%
Savings	16,030,964	78,901	0.49%
Money market	5,025,811	23,997	0.48%
Certificates	21,353,297	397,684	1.86%
Capital leases and other obligations	447,883	73,429	16.39%

Total interest-bearing liabilities	55,800,996	615,579	1.10%

Net Interest Income		$2,991,074

Net Interest Spread			3.90%

Net Interest Margin			4.15%

December 31, 2003

	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans	$42,463,690	$3,156,394	7.43%
Securities	36,529,624	981,912	2.69%
Federal funds sold	11,027,581	109,504	0.99%

Total earning assets	90,020,895	4,247,810	4.72%

LIABILITIES
Deposits
NOW	16,285,884	62,763	0.39%
Savings	18,380,125	202,893	1.10%
Money market	6,557,476	50,218	0.77%
Certificates	30,121,509	683,764	2.27%
Capital leases and other obligations	560,918	84,440	15.05%

Total interest-bearing liabilities	71,905,912	1,084,078	1.51%

Net Interest Income		$3,163,732

Net Interest Spread			3.21%

Net Interest Margin			3.51%

EFFECT OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME

	2004 Versus 2003
	Increase or (Decrease)	Due to Change In Average
December 31, 2004		Volume	Rate
Interest income from earning assets:
Loans	$(223,635)	$(119,423)	$(104,212)
Securities	(400,635)	(320,409)	(80,226)
Federal funds sold	(16,887)	(38,757)	21,870

Total interest income	(641,157)	(478,589)	(162,568)

Interest expense on funding of earning assets:
Deposits
NOW	(21,195)	(10,736)	(10,459)
Savings	(123,991)	(11,562)	(112,430)
Money market	(26,221)	(7,313)	(18,907)
Certificates	(286,081)	(163,299)	(122,782)
Capital leases and other borrowed money	(11,011)	(9,563)	(1,448)

Total interest expense	(468,499)	(202,473)	(266,026)

Net Interest Income	$(172,658)	$(276,115)	$103,458

SUMMARY OF OPERATIONS

December 31,	2004	2003	2002	2001	2000
(In thousands except per share data)
Total operating income	$4,400	$5,289	$7,406	$9,030	$9,523
Total operating expenses	4,734	6,534	9,689	10,641	9,315

(Loss) Income before income tax expense	(334)	(1,245)	(2,283)	(1,611)	208
Applicable income tax expense (benefit)	—	120	427	(675)	52

Net (loss) income	$(334)	$(1,365)	$(2,710)	$(936)	$156

COMMON STOCK INFORMATION:

Net basic and diluted (loss) income per share	$(1.28)	$(5.40)	$(11.15)	$(3.85)	$0.64
Cash dividends paid per share	—	—	—	—	—
Average shares outstanding (000)	260	253	243	243	243

Forward looking statements: When used in this report, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Bank’s market areas, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market areas and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Bank wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Bank wishes to advise readers that the factors listed above could affect the Bank’s financial performance and could cause the Bank’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

STATEMENTS OF FINANCIAL CONDITION

December 31,	2004	2003
ASSETS

Cash and cash equivalents
Cash and due from banks	$5,139,677	$3,835,841
Federal funds sold	3,232,000	8,306,000

Total cash and cash equivalents	8,371,677	12,141,841

Available-for-sale securities	18,105,024	31,608,573
Federal Reserve Bank Stock - at cost	114,150	138,800
Loans, net	40,756,380	40,087,873
Premises and equipment	1,856,571	2,067,704
Assets held for sale	—	80,816
Other real estate owned, net	121,824	144,165
Accrued interest receivable	304,199	368,018
Other assets	439,137	606,161

Total assets	$70,068,962	$87,243,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities

Deposits
Noninterest bearing	$16,045,749	$18,623,744
Interest bearing	50,432,896	63,771,604

Total deposits	66,478,645	82,395,348

Obligation under capital lease	403,786	467,019
Accrued interest payable	101,072	123,755
Minimum pension liability	984,277	1,548,110
Other liabilities	195,799	477,871

Total liabilities	68,163,579	85,012,103

Commitments, Contingencies and Credit Risk

Stockholders’ Equity
Preferred stock, par $10 per share, 500,000 shares authorized, none issued	—	—
Common stock, par value $10 per share, 2,000,000 shares authorized, 260,488 shares issued and outstanding in 2004 and 251,983 in 2003	2,604,880	2,519,830
Additional paid-in capital	3,258,442	3,219,342
Accumulated deficit	(2,363,427)	(2,029,113)
Accumulated other comprehensive loss	(1,594,512)	(1,478,211)

Total stockholders’ equity	1,905,383	2,231,848

Total liabilities and stockholders’ equity	$70,068,962	$87,243,951

See Notes to Financial Statements

STATEMENTS OF OPERATIONS

Years Ended December 31,	2004	2003
Interest Income
Loans	$2,932,759	$3,156,394
Securities	581,277	981,912
Federal funds sold	92,617	109,504

Total interest income	3,606,653	4,247,810

Interest Expense
Deposits	542,150	999,638
Capital lease	73,429	84,440
Other		—

Total interest expense	615,579	1,084,078

Net interest income	2,991,074	3,163,732
Provision for Loan Losses	—	170,295

Net interest income after provision for loan losses	2,991,074	2,993,437

Noninterest Income
Service charges and fees on deposits	561,778	684,330
Securities gains (losses), net	2,937	—
Gain of sale of fixed assets	79,660	154,022
Rental income	40,540	24,953
Trust services income	5,451	85,012
Other noninterest income	102,227	92,949

Total noninterest income	792,593	1,041,266

Noninterest Expenses
Salaries and employee benefits	1,775,203	2,658,397
Occupancy expenses	418,561	403,622
Equipment expense	188,267	278,509
Professional fees	492,778	435,653
Computer service fees	393,780	408,184
FDIC and state assessments	219,496	262,213
Protective service fees	120,324	120,479
Postage and freight expense	88,126	74,832
Telephone and communications expense	91,997	71,714
Travel and transportation expense	17,618	64,829
Other noninterest expenses	311,831	501,217

Total noninterest expenses	4,117,981	5,279,649

Income ( loss) before income tax expense (benefit)	(334,314)	(1,244,946)
Income Tax Expense (benefit)	—	120,112

Net Income (Loss)	$(334,314)	$(1,365,058)

Net basic and diluted income (loss) per share	$(1.28)	$(5.40)
Weighted average number of basic and diluted shares outstanding	260,175	252,666

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2004 and 2003

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance January 1, 2003 as previously reported	$242,962	$2,429,620	$2,930,358	$(664,056)	$233,158	$4,929,080
Correction of an error in recording minimum pension liability	—	—	—	—	(1,414,113)	(1,414,113)

Balance January 1, 2003 as restated	242,962	2,429,620	2,930,358	(664,056)	(1,180,955)	3,514,967

Common shares issued	16,164	161,640	217,554	—	—	379,194
Common shares donated	(7,143)	(71,430)	71,430	—	—	—

Comprehensive income: as restated
Net (loss)				(1,365,057)		(1,365,057)
Net change in minimum pension liability					(163,997)	(163,997)
Net change in unrealized gains on available-for-sale securities				—	(133,259)	(133,259)

Comprehensive (loss)						(1,662,313)

Balance December 31, 2003 as restated	251,983	$2,519,830	$3,219,342	$(2,029,113)	$(1,478,211)	2,231,848
Common shares issued	10,200	102,000	53,000	—	—	155,000
Common shares redeemed	(1,695)	(16,950)	(13,900)	—	—	(30,850)

Comprehensive income:
Net (loss)				(334,314)		(334,314)
Net change in minimum pension liability					127,371	127,371
Net change in unrealized gains on available-for-sale securities				—	(243,672)	(243,672)

Comprehensive (loss)						(450,615)

Balance December 31, 2004	260,488	$2,604,880	$3,258,442	$(2,363,427)	$(1,594,512)	$1,905,383

STATEMENTS OF CASH FLOWS

Years Ended December 31,	2004	2003
Cash flows from operating activities
Net loss	$(334,314)	$(1,365,057)
Adjustments to reconcile net loss to net cash (used) provided by operating activities
Securities gains	(2,937)	—
Gain on assets held for sale	(79,660)	(154,022)
Deferred taxes	—	120,112
Net securities amortization and accretion	36,159	63,850
Provisions for loan losses	—	170,295
Provision for OREO	25,000	—
Depreciation and amortization	203,056	309,999
Amortization of premium on deposit purchases	—	—
Accrued interest - net	41,136	41,177
Other assets and liabilities - net	(529,519)	(276,343)

Net cash used in operating activities	(641,079)	(1,089,988)

Cash flows from investing activities
Proceeds from maturies and calls of securities available for sale	21,237,682	45,840,000
Purchase of securities available for sale	(8,011,027)	(42,427,272)
Net (increase) decrease in loans	(668,507)	4,772,229
Purchases of premises and equipment	—	(159,140)
Proceeds from assets held for sale	168,553	410,058
Proceeds from sales of other real estate owned	—	—

Net cash provided by investing activities	12,726,701	8,435,875

Cash flows from financing activities
Common stock issued	124,150	379,194
Proceeds from sale of loans	—	—
Net (decrease) in deposits	(15,916,703)	(9,469,292)
Repayment of capital lease	(63,233)	(31,822)
Other	—	—

Net cash used in financing activities	(15,855,786)	(9,121,920)

(Decrease) in cash and cash equivalents	(3,770,164)	(1,776,033)

Cash and cash equivalents
Beginning	12,141,841	13,917,874

Ending	$8,371,677	$12,141,841

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: The business of the Bank is conducted in the Richmond and Hampton, Virginia areas and primarily includes the receiving of deposits on demand or time basis, providing credit in the form of loans to individuals, partnerships, corporations, and other forms of organization and providing other services commonly performed by commercial banks.

Basis of financial statement presentation and accounting estimates: The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. Management uses available information to currently recognize losses on loans, but future additions to the allowance may be necessary based on changed economic conditions.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. The Bank maintains amounts due from banks, which, at times, may exceed federally insured limits; however, the Bank has not experienced any losses in such accounts.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based upon a percentage of certain deposits. The total required reserve balances as of December 31, 2004 and 2003 were approximately $594,000 and $760,000 respectively.

Securities: The Bank determines the appropriate classification of its investments in debt securities as each individual security is acquired; the appropriateness of such classification is reassessed continually. The classifications and related accounting policies utilized by the Bank are as follows:

Held-to-maturity securities: Securities classified as held-to-maturity are those debt securities that the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premiums, and accretion of discounts, computed by the interest method over their contractual lives.

Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at estimated fair value. Unrealized gains or losses are reported as increases or decreases in stockholders’ equity. Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported as interest on securities. Realized gains or loses, determined on the basis of the cost of specific securities, are included in earnings.

Federal Reserve Stock: The Bank, as a member of the Federal Reserve system, is required to maintain an investment in capital stock of the Federal Reserve Bank in varying amounts based on the Bank’s capital and surplus position. Since no readily mark exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in the factors considered such as the economic condition of the borrower or economic conditions relating to certain industry concentrations.

Interest on loans is recognized over the term of the loans and is calculated using the simple-interest method on principal amounts outstanding. Accrual of interest is generally discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectibility is no longer in doubt.

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loan.

For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors that the borrower’s financial condition is such that payment of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation principally using an accelerated method over the estimated useful lives of the assets. The estimated lives of the assets are: 10 to 50 years for building and improvements, 3 to 7 years for furniture and equipment, and the lesser of the term of lease or estimated life on leasehold improvements.

It is the Bank’s policy to include amortization expense on assets acquired under capital leases with depreciation expense on owned assets.

Assets held for sale: Assets held for sale are stated at the lesser of the carrying amount or fair market value net of estimated costs to sell. During 2002, the Bank closed two branch sites with a carrying amount of approximately $395,000 at December 31, 2002. One branch site was sold in October 2003 with a gain of approximately $154,000. The second branch site was sold in March 2004 with a gain of approximately $78,000.

Other real estate owned: Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is initially recorded at fair value upon foreclosure establishing a new cost basis. After foreclosure, valuations are performed and OREO is adjusted to the lower of cost or fair market value of the properties less costs to sell. Any write-down at the time of transfer to OREO is charged to the allowance for loan losses. Revenue and expenses from operations related to OREO and changes in the valuation allowance are included in loss on foreclosed real estate. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair market value. OREO at December 31, 2004 and 2003 had outstanding balances in the amount of $121,824 and $144,165 respectively. A valuation allowance of $25,000 was established at December 31, 2004, while no valuation allowance was maintained at December 31, 2003.

Income taxes: Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carry forwards and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments: The Bank discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market and, in many cases could not be realized in immediate settlement of the instrument.

The Bank in estimating the fair value of its financial instruments used the following methods and assumptions:

Cash and cash equivalents, and accrued interest receivable and payable: The carrying amounts reported in the statement of financial condition approximate their fair values due to the short-term nature of these instruments.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market values obtained from independent pricing services. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of remaining loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit rates and for similar maturities and repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loan. Certain prepayment assumptions have also been made.

Off-balance sheet instruments: Fair values for the Bank’s off-balance sheet instruments (commitments and letters of credit) are based on fees currently being charged to enter into similar agreements, adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet commitments.

Deposit liabilities: The fair value of demand deposits, including checking accounts and statement savings accounts, equal their carrying amounts, which represents the amount payable on demand due to the short-term nature of these instruments. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates offered for deposits of similar remaining maturities.

Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowing approximate their fair values due to the short-term nature of these instruments.

Trust assets: Assets of the trust department, other than trust cash on deposit at the Bank, are not included in the financial statements because they are not assets of the Bank.

Income per share: Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The Bank has no potential common stock such as options, warrants or convertible securities.

Reclassification: There are no reclassifications in the 2003 or 2004 financial statements.

Recent Accounting Pronouncements

In December 2003, the FASB issued SFAS no. 132 (revised 2003) Employers’ Disclosures about Pensions and Postretirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. As of December 31, 2004, the Bank has disclosed the required elements related to its defined benefit pension plan in Note 10 to these financial statements.

Note 2. Held-to-Maturity Securities

The Bank had no Held-to-Maturity securities in 2004 or 2003.

Note 3. Available-for-Sale Securities

December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$1,003,402	$—	$(12,810)	$990,592
U.S. Government agencies	17,245,395	17,568	(148,531)	17,114,432

Total	$18,248,797	$17,568	$(161,341)	$18,105,024

December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$6,793,611	$37,558	$—	$6,831,169
U.S. Government agencies	24,715,063	92,560	30,219	24,777,404

Total	$31,508,674	$130,118	$30,219	$31,608,573

Contractual Maturities:

December 31, 2004

	Amortized Cost	Estimated Fair Value
Due in one year or less	$4,701,959	$4,690,200
Due after one year through five years	13,546,838	13,414,824

Total	$18,248,797	$18,105,024

Gross unrealized losses and estimated fair value by length of time that the individual available-for-sale securities have been in continuous unrealized loss position at December 31, 2004 are as follows:

Continuous unrealized losses existing for:

Available-for-sale	Fair Value	Less than 12 Months	More than 12 Months	Total Unrealized Losses
U.S. Treasury securities	$990,592	$12,810	$—	$12,810
U.S. Government agencies	17,114,432	148,531	—	148,531

	$18,105,024	$161,341	$—	$161,341

The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the fact the Bank has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in available-for-sale portfolio are temporary.

Pledged securities: Available-for-sale securities with carrying values of approximately $7.9 million at December 31, 2004 were pledged to secure public deposits and for other purposes as required or permitted by law.

Changes in net unrealized gains and losses shown as a separate component of equity:

December 31,	2004	2003
Unrealized gains (losses) included in stockholders’ equity, beginning	$99,899	$233,158
Change in net unrealized gains (losses), net of income tax expense of $-0- in 2004 and 2003	(243,672)	(133,259)
Less: Reclassification adjustment for realized gains (losses) included in net income, net of income tax expense (benefit) of $-0- in 2004 and 2003	—	—

Unrealized gains (losses) included in stockholders’ equity, ending	$(143,773)	$99,899

Gross realized gains and losses on calls of and sales of available-for-sale securities were $2,937 and $0 in 2004 and 2003, respectively.

Note 4. Loans

Composition of Loans:

December 31,	2004	2003
Commercial	$31,230,255	$28,817,819
Mortgage	9,448,245	10,343,440
Consumer	1,426,035	2,205,283

	42,104,535	41,366,542
Less allowance for loan losses	1,348,155	1,278,669

Loans, net	$40,756,380	$40,087,873

Allowance for loan losses:

December 31,	2004	2003
Beginning balance	$1,278,669	$1,266,000
Provision charged to operations	—	170,295
Loans charged off	(266,565)	(642,322)
Recoveries	336,051	484,696

Ending balance	$1,348,155	$1,278,669

Nonaccrual loans: Nonaccrual loans totaled $1,526,994 and $609,347 at December 31, 2004 and 2003, respectively. If income on these loans had been accrued, interest income would have increased by approximately $30,513 and $27,295 during 2004 and 2003 respectively. Interest income on nonaccrual loans, which is recorded only when received, was immaterial in 2004 and 2003. Of the $1,526,994 of nonaccrual loans at December 31, 2004, approximately $1,374,000 were matured and in various stages of the renewal process.

Specific loan loss allowances on impaired loans are recorded if it is doubtful that all principal and interest due according to the loan terms will be collected. There are loans outstanding of approximately $479,000 and $2,351,000 at December 31, 2004 and 2003 respectively, which were considered to be impaired and for which specific reserves of approximately $121,000 and $413,000 had been allocated. Interest income recorded from these loans was immaterial in 2004 and 2003. The average amount of impaired loans outstanding was $1.2 million and $2.9 million during 2004 and 2003, respectively. During 2004 and 2003, loans totaling approximately $266,565 and $642,322, respectively, were deemed impaired and charged off.

Note 5. Premises and Equipment

December 31,	2004	2003
Land	$409,950	$409,950
Building and Improvements	1,916,879	1,952,017
Leasehold improvements	324,829	328,710
Furniture and equipment	1,867,746	2,301,425
Capital lease	465,000	465,000

Gross premises and equipment	4,984,404	5,457,102
Less accumulated depreciation	3,127,833	3,389,398

Net premises and equipment	$1,856,571	$2,067,704

Depreciation expense was $203,285 and $309,999 for the years ended December 31, 2004 and 2003, respectively.

Note 6. Deposits

December 31,	2004	2003
Demand deposits	$16,045,749	$18,556,442
NOW and money market accounts	17,245,126	20,038,054
Savings deposits	14,788,489	16,817,328
Time certificates, $100,000 or more	1,425,895	6,748,873
Other time deposits	16,973,386	20,234,651

Total	$66,478,645	$82,395,348

At December 31, 2004 and 2003, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)	2004	2003
Within one year	$13,904	$20,940
After one but within three years	3,606	6,044
After three but within five years	889	—
After five years	—	—

Total	$18,399	$26,984

Note 7. Commitments, Contingencies, and Credit Risk

Concentrations: At December 31, 2004, approximately $12.3 million of loans were outstanding from churches in the Bank’s lending area. Generally, these loans are secured by real estate.

Contingencies: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of Management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk: The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the statements of financial condition.

The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

December 31,	2004	2003
Commitments to extend credit	$3,948,000	$6,890,000
Standby letters of credit	70,000	319,000
Credit card and overdraft protection commitments	288,000	301,000

Total	$4,306,000	$7,510,000

Commitments to extend credit: Commitments to extend credit are agreements to lend at variable rates to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

Standby letters of credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances, which the Bank deems necessary. Virtually all of these commitments are collateralized.

Credit card and credit card related commitments: Credit card and credit card related commitments are commitments on credit cards and overdraft protection accounts and are unsecured. During 2002, the Bank entered into an agreement to dispose of its credit card portfolio of approximately $1.0 million. The Bank received $900,000 in proceeds for that portion of the disposition that was recorded as a sale. There was no gain or loss recognized. A portion of the disposition did not qualify as a sale but as a collateralized borrowing. Borrowings at December 31, 2004 and 2003 were approximately $41,000 and $52,000 respectively.

Lines of credit: The Bank is currently renegotiating with correspondent banks new borrowing arrangements for overnight federal funds on a secured basis.

Lease commitments: The Bank leases one of its branch offices. The branch office is recorded under a capital lease for a term of 20 years, expiring in 2009, and requires monthly rentals plus the payment of property taxes and normal maintenance charges.

The Bank leases its operation center under a noncancelable operating lease expiring in 2007, with renewal options. This center was closed in January 2004.

Total rental expense on premises and equipment was $81,110 and $91,976 for 2004 and 2003, respectively. Minimum annual payments under the capital lease and noncancelable operating leases in effect at December 31, 2004, are shown in the following tabulation:

	Capital	Operating
2005	$113,119	$79,000
2006	113,119	79,000
2007	113,119	39,500
2008	113,119
Later years	47,052	—

Total minimum lease payments	499,528	197,500
Amounts representing interest	98,334	—

Total	$401,194	$197,500

Note 8. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Bank's financial instruments.

December 31, (In thousands)	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$8,372	$8,372	$12,142	$12,142
Investment securities:
Held-to-maturity	—	—	—	—
Available-for-sale	18,105	18,520	31,609	31,609
Net Loans receivable	40,756	39,981	40,088	39,809
Accrued interest receivable	304	304	399	399
Financial liabilities:
Deposits	66,479	62,232	82,395	82,469
Accrued interest payable	101	101	124	124
Other borrowings	444	439	52	52

Note 9. Income Taxes

Year Ended December 31,	2004	2003
Federal computed tax (benefit) at statutory rate	$(113,666)	$(423,282)
Tax exempt income on obligations of states and political subdivisions	—	(2,957)
Tax credits	—	—
Valuation allowance	113,666	546,351
Other	—	—

Total	$—	$120,112

The cumulative tax effects of the primary temporary differences are shown in the following table:

December 31,	2004	2003
Deferred tax assets:
Deferred loan fees and costs	$—	$38,789
Alternative Minimum Tax Credit	195,684	195,684
Allowance for loan losses	303,403	279,943
Net operating loss carry forward	1,970,969	1,710,529
Unrealized loss on available for sale securities	54,576	—
Other	100,111	99,040

Total deferred tax assets	2,624,743	2,323,985
Valuation allowance	(2,304,512)	(2,031,950)

Deferred tax assets	320,231	292,035

Deferred tax liabilities:
Excess accumulated tax depreciation	69,767	81,327
Deferred loan fees and costs	6,401	—
Unrealized gain on available for sale securities	—	33,965
Pension expense	244,063	176,743

Total deferred tax liabilities	320,231	292,035

Net deferred tax assets	$—	$—

The Bank has recorded a valuation allowance which eliminates the entire net deferred tax asset. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are calculated to be available to reduce taxable income.

At December 31, 2004, the Bank had a net operating loss carryforward of approximately $5,800,000 which begins to expire in 2021. In addition, the Bank had tax credits available to offset future taxes payable of approximately $43,000 at December 31, 2004 of which approximately $26,000 and $17,000 will expire in 2021 and 2022, respectively.

Note 10. Benefit Plans

Defined benefit pension plan: The Bank maintains a noncontributory defined benefit pension plan. Pension benefits vest after five years of service and are based on years of service and average final salary. During 1997, the Bank froze the accrual of future service benefits, however, benefits will continue to accrue for future compensation adjustments. In 2003, the compensation levels were frozen at current rates for benefit calculation purposes. The defined benefit plan maintains a September 30, year end for purposes of computing benefit obligations. The following table presents the plan’s funded status and amounts recognized in the Bank’s balance sheets.

December 31,	2004	2003
Change in benefit obligation:
Benefit obligation, beginning	$4,560,254	$4,812,753
Interest cost	274,097	313,695
Actuarial (gain) loss	95,937	323,679
Benefits paid	(341,959)	(322,541)
Curtailment	—	(567,332)

Benefit obligation, ending	4,588,329	4,560,254

Change in plan asset:
Fair value of plan assets, beginning	3,206,013	2,936,626
Actual return on plan assets	389,998	198,855
Employer contribution	350,000	393,073
Benefits paid	(341,959)	(322,541)

Fair value of plan assets, ending	3,604,052	3,206,013

Funded status	(984,277)	(1,354,241)
Unrecognized net actuarial loss	1,450,739	1,578,110
Unrecognized prior service cost	—	—

Net amount	$466,462	$223,869

Amount recognized in the Statement of Financial Condition consists of:

Years Ended December 31,	2004	2003
Prepaid benefit cost	$466,462	$223,869
Accrued benefit cost	(1,450,739)	(1,578,110)
Intangible asset	—	—
Accumulated other comprehensive loss	1,450,739	1,578,110

Net amount recognized	$466,462	$223,869

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

December 31,	2004	2003
Projected benefit obligation	$4,588,329	$4,560,254
Accumulated benefit obligation	4,588,329	4,560,254
Fair value of plan assets	3,604,052	3,206,013

The accumulated benefit obligation for this plan was $4,588,329 and $4,560,254 as of December 31, 2004 and 2003, respectively.

Components of net periodic benefit cost:

Years Ended December 31,	2004	2003
Interest cost	$274,097	$313,695
Expected return on plan assets	(253,004)	(239,196)
Recognized net actuarial loss	86,314	118,195
Amortization of net transition asset	—	(10,641)

Net periodic benefit cost	$107,407	$182,053

Additional information

Years Ended December 31,	2004	2003
(Decrease) increase in minimum penions liability included in Other Comprehensive Loss	$(127,371)	$163,997

Weighted average assumptions used to determine benefit obligations:

Years Ended December 31,	2004	2003
Discount Rate	6.00%	6.25%
Rate of increase in compensation levels	0.00%	0.00%

Weighted average assumptions used to determine net periodic benefit cost:

Years Ended December 31,	2004	2003
Discount Rate	6.25%	6.75%
Expected long term rate of return on plan assets	8.00%	8.00%
Rate of increase in compensation levels	0.00%	3.50%

Basis used to determine overall expected long-term rate of return on assets:

The Plan has selected the following long term assumptions for the average rate of earnings expected to be earned on the funds invested or to be invested to provide for the plan benefits. Consideration has been given to both historical returns and returns expected to be available for reinvestment.

Plan Assets

The plan’s weighted average asset allocations at December 31, by asset category are as follows:

The investment policy and strategy for the plan assets, including weighted average target asset allocations are:

Equity Securities	At least 66% of plan assets
Debt Securities	At least 25% of plan assets
Real Estate	None
Other Assets	Not more than 5% of plan assets

Plan Cash Flows

Contributions

The Bank expects to contribute approximately $350,000 to its pension plan for the September 1, 2004 to August 31, 2005 plan year.

Estimated Future Benefit Payments

The following benefits payments are expected to be paid:

Fiscal Years	Pension Benefits
9/1/2004 to 8/31/2005	$279,270
9/1/2005 to 8/31/2006	271,316
9/1/2006 to 8/31/2007	263,177
9/1/2007 to 8/31/2008	260,407
9/1/2008 to 8/31/2009	254,251
9/1/2009 to 8/31/2014	1,204,459

401(k) savings plan: The Bank sponsors a 401(k) plan, which covers substantially all employees. Under the plan, employees may elect to defer a portion of their salary, up to the maximum allowed by law, and the Bank will match the contribution up to 5% of the employee’s salary. The Bank may make voluntary contributions to the plan at any time. The Bank made contributions of $21,075 to the plan in 2004 and $39,297 in 2003.

Employee stock ownership plan: The Bank had an employee stock ownership plan (“ESOP”). The purpose of the ESOP was to enable any employee who has attained age 21 and completed one (1) year of service to acquire stock ownership in the Bank. Contributions to the ESOP are based on a formula specified by the ESOP. No contribution was made in 2004 or 2003 to the ESOP. The Plan was terminated in December, 2004. The Plan held 0 and 1,695 shares of the Bank’s stock at December 31, 2004 and 2003, respectively.

Note 11. Loans and Other Transactions With Related Parties

Officers and directors, including their families and companies of which they are principal owners, were loan customers of, and had other transactions with the Bank in the ordinary course of business. In management’s opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

Aggregate loan transactions with related parties were as follows:

December 31,	2004	2003
Beginning balance	$614,258	$334,858
New loans	465,544	452,722
Repayments	(923,350)	(173,322)

Ending balance	$156,452	$614,258

Maximum balance during year	$614,258	$706,711

Note 12. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Bank meets all minimum capital adequacy requirements to which it is subject.

The most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratio as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions category.

The Bank’s actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to Risk Weighted Assets)	$4,070,000	9.04%	$3,601,680	8.00%	$4,502,100	10.00%
Tier I Capital (to Risk Weighted Assets)	$3,499,000	7.77%	$1,800,840	4.00%	$2,701,260	6.00%
Tier I Capital (to Average Assets)	$3,499,000	4.81%	$2,907,800	4.00%	$3,634,750	5.00%

As of December 31, 2003
Total Capital (to Risk Weighted Assets)	$4,317,000	9.02%	$3,830,000	8.00%	$4,784,000	10.00%
Tier I Capital (to Risk Weighted Assets)	$3,710,000	7.75%	$1,915,000	4.00%	$2,872,000	6.00%
Tier I Capital (to Average Assets)	$3,710,000	4.08%	$3,639,000	4.00%	$4,548,000	5.00%

Banking laws and regulators also limit the amount of dividends that may be paid. At December 31, 2004, under the terms of a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Commonwealth of Virginia, the Bank cannot pay dividends without the prior approval of the regulators (See Note 14).

Note 14. Regulatory Agreement and Other Business Considerations

On September 5, 2000, the Bank entered into a written agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Commonwealth of Virginia (collectively referred to as the “regulators”). A summary of significant requirements of the agreement, along with the Bank’s status as to compliance follows:

Develop a strengthened management structure, including the employment of a permanent and full time chief executive officer, a review of officer functions and performance, and regulatory approval of any changes in directors and executive officers—the Bank has partially complied with this requirement by employing a full time chief executive officer and the Board of Directors has formalized a director succession plan as well as a formal management performance plan and evaluation process.

Periodically submit status reports to the regulators on all classified loans, charge-off all loans classified as loss, and maintain an adequate and documented allowance for loan losses. The Bank has submitted status reports and charged-off all loans classified as loss. The Bank has improved its loan classification and allowance computation procedures and closely monitors its loan loss reserve calculations.

Submit written plans to the regulators for: maintaining board oversight and succession, maintaining capital, amended loan policies and procedures, amended asset/liability management policies, wire transfer policy, and strategic plans. The Bank has developed the greater majority of the written plans required. The regulators have periodically required revisions and additions to the plan. The Bank is proceeding with the ongoing review and revisions.

Dividends will not be paid without regulatory approval – the Bank is in compliance.

Develop oversight measures and compliance programs to ensure corrective actions are taken with respect to noted violations, all policies and plans required will be adopted within ten days of regulatory approval, and within thirty days of each quarter, the Bank should submit a written progress report of its progress on each provision of the agreement – the regulators monitor compliance with these requirements on an ongoing basis.

As a result of the findings in a joint examination as of May 7, 2002 performed by the regulators, the management and Board of Directors of the Bank were determined not to be in compliance with all provisions of the regulatory agreement of September 5, 2000. The management and Board of Directors continue to work toward total compliance.

On June 12, 2002, the Federal Reserve Bank of Richmond issued a Capital Restoration directive to the Board of Directors of the Bank. The Bank was instructed in this directive to submit a capital restoration plan to the Federal Reserve Bank of Richmond no later than July 29, 2002. As part of the Capital Restoration directive, certain restrictions were placed on the Bank. These restrictions are as follows:

•	No payments of dividends.

•	No average assets growth above March 31, 2002 levels

•	No expansion through acquisitions

•	No branching or new lines of business

•	No payment of bonuses or raises to senior officers

•	No payment of interest rates higher than other financial institutions in central Virginia

On July 29, 2002 the Bank filed the detailed Capital Restoration Plan (“The Plan”). Included in the plan were financial projections for the next eighteen months together with a listing of nine potential investors who had been contacted to infuse additional capital. The plan calls for $3,750,000 in new capital to be raised. This plan was approved by the Board of Governors of the Federal Reserve System on September 19, 2002.

As part of this Plan the Bank set forth certain short-term strategic targets to improve the Bank’s capital position and return the Bank to profitability. In addition to the infusion of new capital, Management would take measures to reduce operating costs and enhance profits. The Bank closed three unprofitable branches, the mortgage department, and its credit card department. These closings and consolidations of some functions have resulted in substantial staff and occupancy and other related administrative expense reductions.

On October 24, 2003, the Board of Directors of the Bank approved a revised plan of Capital Restoration and Prompt Corrective Actions. Renewal of the Bank’s Directors & Officers Liability Policy, Financial Institutions Bond and Kidnap & Ransom Policy are dependent on successful implementation of the revised Plan. The revised Plan called for $1,500,000 in new capital by December 1, 2003 and an additional $1,500,000 in new capital by December 30, 2003. Details of the capital campaign are outlined in the revised Plan.

An amendment to the regulatory agreement, entered into on September 5, 2000, was issued on July 25, 2003. This amendment outlines the following provisions:

•	Employment of additional, qualified, full-time senior credit administration staff, and a qualified internal auditor

•	Increase the number of outside directors with banking experience

•	Restrictions on indemnification and severance payments

•	Submission of an acceptable, updated, written plan to maintain sufficient capital

•	Submission of an acceptable plan to control and monitor concentrations of credit

•	Correction of all documentation and credit information deficiencies and loan policy exceptions

•	Submission of written reports regarding the status of all criticized loans

•	Submission of an acceptable program to improve the Bank’s internal controls to ensure compliance with all applicable provisions of the Currency and Foreign Transactions Reporting Act and the regulations issued there under by the U.S. Department of the Treasury to include submission of an acceptable written customer due diligence program

•	Submission of acceptable programs, policies, and procedures for the Bank’s Trust Department

•	Board approval of all policies, procedures, plans and programs annually

The financial statements have been prepared assuming the Bank will continue as a going concern. The Bank incurred net losses of $334,314 in 2004 and $1,365,058 in 2003.

These financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Bank be unable to continue as a going concern.

Note 15. Subsequent Event

On February 10, 2005, the Bank announced the execution of a definitive agreement and plan of merger with Abigail Adams National Bancorp. Consolidated Bank shareholders will receive .534 shares of Abigail Adams Bancorp common stock for each share of Consolidated Bank common stock, subject to the terms of the definitive agreement. Abigail Adams will also provide sufficient capital to restore Consolidated to a “well-capitalized” position and meet the requirements of the Written Agreement

Note 16. Prior Period Adjustment

During 2004, the Bank determined that it should have recognized a minimum pension liability in its previously issued financial statements. As a result, the Bank has restated its previously issued financial statements for the year ended December 31, 2003 and has recorded a prior period adjustment to its accumulated comprehensive income as of December 31, 2003. The Bank previously reported a comprehensive loss of $1,498,316 for the year ended December 31, 2003. The restatement resulted in a comprehensive loss of $1,662,313 for the year ended December 31, 2003. The prior period adjustment had no affect on net income, earnings per share, or regulatory capital for the prior period.